Exhibit 15.1

GENERATION INCOME PROPERTIES, INC.

ANNOUNCES NEW DIRECTORS

FOR IMMEDIATE RELEASE

Tampa, FL – February 5, 2020 - Generation Income Properties, Inc. (OTCQB: GIPR) (“GIP” or the “Company”) announced today the appointment of two new independent Directors to its Board of Directors, effective immediately; Betsy Peck and Stuart Eisenberg.

Betsy Peck is the recently retired Chief Operating Officer, Markets of Jones Lang Lasalle (NYSE: JLL), a leading commercial real estate company, where she managed a $2 billion operation, including leasing, property management, construction project development services and capital markets. She was also the Chief Administrative Officer of The Staubach Company which was acquired by JLL in 2008.

Ms. Peck has over 30 years of experience as a strategic leader, with financial and operating expertise in diverse industries including technology, communications and real estate. Ms. Peck has worked with start-up companies and mid-cap companies as well as organizations which have achieved mature market penetration.

Ms. Peck will chair GIP’s Board of Director’s Governance Committee as well as sit on its Audit Committee.

Stuart Eisenberg, CPA is a recently retired partner with BDO USA, LLP, one of the world’s largest accounting firms, and has over 30 years of experience in providing accounting and advisory services to both public and privately held real estate companies. Mr. Eisenberg served as BDO’s national real estate and construction industry practice leader and as a member of the firm’s international real estate and construction industry steering committee. From 1989 until his retirement in June 2019, his experience includes consulting in connection with the formation, structuring and development of REITs and real estate operating companies. He also provided financial reporting and due-diligence services in numerous initial and follow- on public offerings and in connection with the acquisition, financing and dispositions of commercial real estate.

Mr. Eisenberg will chair GIP’s Board of Director’s Audit Committee as well as sit on its Compensation Committee.

David Sobelman, President and Chief Executive Officer, stated, “I am absolutely honored that both Betsy and Stuart have agreed to be a part of the growth of Generation Income Properties. Their impressive backgrounds speak for themselves and it is a privilege to be able to take advice, guidance and counsel from them as we continue to grow the company. Betsy and Stuart bring extraordinary leadership from the real estate public markets which ultimately strengthens and brings new perspectives to the company. I look forward to their contributions and appreciate their belief in our growth trajectory.”

gipreit.com

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities, with an emphasis on the major coastal markets. GIP invests primarily in freestanding, single-tenant commercial retail, office and industrial properties.

Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

Forward-Looking Statements:

This press release, whether or not expressly stated, may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. It reflects the company’s expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company’s control which could have a material adverse effect on the company’s business, financial condition, and results of operations. Some of these risks and uncertainties are identified in the company’s most recent Annual Report on Form 1-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release The Company undertakes no obligation to publicly revise these forward- looking statements to reflect events or circumstances that arise after the date hereof.

gipreit.com